Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Lynda L. Glass
EVP/Secretary & Chief Governance Officer
717.339.5085
lglass@acnb.com

ACNB CORPORATION RECOGNIZED AS

ONE OF TOP 50 FASTEST GROWING COMPANIES

IN CENTRAL PENNSYLVANIA

GETTYSBURG, PA, June 27, 2018 -— On June 20, Central Penn Business Journal named ACNB Corporation to its 22nd annual list of the Top 50 Fastest Growing Companies in Central Pennsylvania. This is the first time ACNB Corporation has achieved this recognition.

“ACNB Corporation’s growth is the direct result of the dedication and hard work of many in our organization, as well as reinforces the success of our mission and core values. We are truly honored by this recognition and excited about the positive momentum ACNB Corporation is experiencing in our local markets through our subsidiaries of ACNB Bank and Russell Insurance Group, Inc.,” said James P. Helt, ACNB Corporation President & CEO. “ACNB Corporation’s continued focus on prudent growth through both organic and inorganic strategies benefits customers, employees, communities served and, ultimately, our shareholders who invest in our future,” he added.

In order to be eligible for consideration in this ranking, companies were required to show revenue of at least $500,000 in each of the fiscal years ending 2015, 2016 and 2017, as well as revenue growth in 2017, as compared to 2015. For-profit entities headquartered in Adams, Cumberland, Dauphin, Franklin, Lancaster, Lebanon, Perry or York County were eligible for nomination.

The presenting sponsor of the program, Baker Tilly, calculated the nominations and then ranked the companies according to revenue growth over the three-year period. Both dollar and percentage increases were taken into consideration. This ranking formula led to the list of 50 winners.

ACNB Corporation and the other 49 winners will be honored at an awards breakfast on Monday, September 17, 2018, when their ranks will be revealed. A complete, ranked list of honorees and profiles of each company and their financial growth will be published in a special supplement to the September 21 issue of the Central Penn Business Journal.

ACNB Corporation, headquartered in Gettysburg, PA, is the $1.6 billion financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, ACNB Bank serves its marketplace with banking and wealth management services, including trust and retail brokerage, via a network of 22 community banking offices located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York. In addition, NWSB Bank, a division of ACNB Bank, serves its marketplace via a network of seven community banking offices located in Carroll County, MD. The other wholly-owned subsidiary of ACNB Corporation is Russell Insurance Group, Inc., its insurance subsidiary. Russell Insurance Group, Inc., a full-service agency with licenses in 44 states, offers a broad range of commercial and personal insurance lines through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD. For more information regarding ACNB Corporation and its subsidiaries, please visit acnb.com.

Top 50 Fastest Growing Companies is a program of the Central Penn Business Journal and is presented by Baker Tilly. For more information about the awards, please visit www.CPBJ.com/events.

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FORWARD-LOOKING STATEMENTS - In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of governmental and fiscal policies, as well as legislative and regulatory changes; the effects of new laws and regulations, specifically the impact of the Tax Cuts and Jobs Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; impacts of the new capital and liquidity requirements of the Basel III standards; the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short- and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; the effects of economic deterioration and the prolonged economic malaise on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; the effects of technology changes; volatilities in the securities markets; the effect of general economic conditions and more specifically in the Corporation’s market area; the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism; disruption of credit and equity markets; the ability to manage current levels of impaired assets; the loss of certain key officers; the ability to maintain the value and image of the Corporation’s brand and protect the Corporation’s intellectual property rights; continued relationships with major customers; and, potential impacts to the Corporation from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the SEC.

ACNB #2018-18

June 27, 2018